Exhibit 99

News Release

Medtronic Reports 19.9 Percent Rise in Constant-Currency Quarterly Revenues and 16.1 Percent Increase in Quarterly Pre-Charge Net Earnings

Record Annual Revenues Exceed $6.4 Billion

Momentum in All Businesses and Industry-Leading Product Pipeline Spurred By Significant Gains in Tachyarrhythmia and Heart Failure Markets

MINNEAPOLIS May 22, 2002— Driven by broad-based strength across major product lines, Medtronic, Inc. (NYSE:MDT - News) today announced fourth-quarter pre-charge net earnings of $422.0 million, or $0.34 per diluted share, an increase in pre-charge net earnings of 16.1 percent over the $363.6 million and 13.3 percent above the $0.30 per diluted share recorded in last year’s fourth quarter. After-tax non-recurring charges of $121.1 million that reflect previously announced litigation settlements reduced quarterly net earnings to $300.9 million or $0.25 per diluted share.

Quarterly revenues of $1.792 billion were up 19.9 percent on a constant-currency basis over the $1.518 billion recorded in the final quarter of fiscal 2001. Foreign currency translation negatively impacted revenues by $26.5 million in the quarter and reduced the growth percentage to 18.0 percent.

“Medtronic experienced a record year of technological and financial progress that saw the commercialization of an unprecedented number of breakthrough therapies across our businesses,” said Art Collins, Medtronic Chairman and Chief Executive Officer. “These innovations further broadened and strengthened our industry-leading product line.”

Collins went on to highlight the particularly strong fourth quarter performances of Medtronic’s implantable defibrillators, insulin infusion pumps and devices to treat heart failure, spinal disorders and neurological diseases. He noted that these performances were capped by implantable defibrillator revenues, which increased 33 percent in the quarter and exceeded $1 billion for the year. Also, he pointed out that revenues generated from recently introduced heart failure devices are annualizing at about $300 million and became a major contributor at a rate never before achieved by any new Medtronic product line.

The fourth-quarter results capped Medtronic’s year of growth to record levels of revenues, pre-charge net earnings, and pre-charge net earnings per diluted share. Annual pre-charge net earnings grew for the 17th consecutive year to $1.477 billion, up 15.2 percent from the $1.282 billion recorded in fiscal 2001. Pre-charge diluted earnings per share were $1.21 for the fiscal year, compared with the $1.05 per share earned last year. Non-recurring, after-tax charges of $493.2 million taken during fiscal 2002 reduced net earnings to $984.0 million or $0.80 per diluted share.

The company also reported record annual revenues that increased 17.3 percent on a constant currency basis, to $6.411 billion. Foreign exchange translation reduced annual revenue by $90.5 million and the growth rate to 15.5 percent.

“Looking ahead, Medtronic is exceptionally well-positioned to maintain its growth momentum,” added Collins. “Significant investment in research and development promises to usher in a new era of medical technology, with continued advances in multi-chamber cardiac pacing, the increased use of device-biologic combinations, and the increasing role of information technology in transforming physician practice and patient care.”

(Unless otherwise noted, all revenue growth rates that follow are reported on a constant-currency basis.)

Cardiac Rhythm Management Business

Marked by its first billion-dollar year in implantable defibrillator revenues and the introduction of devices to treat heart failure, Cardiac Rhythm Management posted a record $2.944 billion in worldwide revenues for the year and $831.6 million for the quarter, an increase of 13 percent and 18 percent, respectively. Fueled by the worldwide introduction of therapies in every established category, the business grew market share and further solidified its leadership position across all major product lines.

Driven by the market’s increasing preference for multi-chamber cardiac therapies, worldwide implantable defibrillator revenues rose 33 percent, primarily due to the introduction and rapid market acceptance of the Marquis(TM) DR. This performance was complemented by 12 percent revenue growth and market share gains in cardiac pacing, due to physician preference for the full-featured Kappa® 900 pacemaker, the InSync® device for heart failure, and the new CareLink(TM) programmer with Remote View(TM).

Medtronic further solidified its market-leading heart failure franchise in the fourth quarter, with strong revenue gains and a number of milestones that firmly established Medtronic’s tri-chamber therapies as the products of choice. Worldwide revenues for the full suite of Medtronic heart failure products continued to accelerate through the fourth quarter - after two-and-a-half quarters of U.S. market release, sales led by the InSync are currently annualizing at about $300 million. Momentum in Medtronic’s heart failure business continued throughout the quarter, including a favorable U.S. Food and Drug Administration (FDA) panel meeting for the InSync® ICD, the peer-presentation of MIRACLE ICD data at the annual American College of Cardiology (ACC) meeting, the first implant of Medtronic’s fourth-generation heart failure device, the InSync Marquis(TM), and the FDA approval of the Attain(TM) Over-The-Wire (OTW) left-heart lead. Anticipated highlights for the first quarter include FDA approval of the InSync ICD and the publication of MIRACLE results in the peer-reviewed New England Journal of Medicine.

Medtronic Physio-Control posted revenue growth of 16 percent for the year and 8 percent for the quarter. The business recently introduced its next-generation automated external defibrillator

(AED), the LIFEPAK®20, for use by both first responders and professionals in hospitals or clinics. Medtronic expects to launch its next-generation AED for the commercial market, the LIFEPAK® CR Plus, during the first quarter.

Vascular Business

Vascular posted annual revenues of $902.3 million and quarterly revenues of $206.3 million. While growth versus last year’s fourth quarter was down 16 percent, growth was up 10 percent sequentially from the third quarter, with solid contributions from the worldwide sale of stent grafts for the treatment of abdominal aortic aneurysms (AAA). Earlier this month, the business announced a series of strategic decisions that will further streamline and strengthen the business going forward, including the global consolidation of its operations and the signing of agreements with Abbott Laboratories that will fuel the company’s entry into the drug-eluting stent market.

The business continues to build momentum and further expand its product lines, most recently with the U.S. introductions of the Stormer(TM) Over-The-Wire (OTW) balloon catheter and the Bridge(TM) Assurant(TM) peripheral stent. To further expand its offering of distal protection devices in a range of vascular interventions, Medtronic also recently announced the start of the EMERALD clinical trial, which will examine the use of distal protection during percutaneous intervention in patients who have experienced acute myocardial infarctions (AMIs).

Clinical trials are already underway to evaluate its next-generation coronary stent system, the Driver(TM). Medtronic also expects to begin clinical trials of its novel, single-operator balloon catheter and stent delivery system this summer. Also, clinical trials using Abbott’s proprietary immunosuppression drug ABT-578 (a rapamycin analogue) with Medtronic stents are slated to begin by the end of this calendar year.

Cardiac Surgery Business

Reflecting continued growth in the practice of beating heart bypass surgery and continued preference for tissue heart valves, Cardiac Surgery posted record worldwide revenues of $519.0 million for the year and $143.9 million for the fourth quarter, representing 9 and 10 percent growth respectively, over the same periods last year.

Strong market acceptance of Medtronic products fueled robust growth in the Cardiac Surgery Technologies (CST) segment. U.S. physicians embraced the Cardioblate(TM) Ablation System, which was launched at the end of January and marketed throughout the fourth quarter. In addition, the business recently introduced its next-generation heart positioner, the Starfish(TM)2, which uses suction technology to gently lift and position the beating heart to expose coronary arteries on any of its surfaces. Furthering its investment in the beating-heart surgery arena, Medtronic also announced an exclusive distribution agreement with Ventrica for its MVP(TM) (Magnetic Vascular Positioner), a proprietary method for creating a suture-less vessel anastomosis.

Worldwide revenues for the heart valves product line were up 19 percent for both the quarter and the year. Growth reflected continued surgeon and patient preference for tissue heart valve replacement, as well as increased adoption of heart valve repair. During the quarter, Medtronic also continued to enroll patients worldwide for clinical trials in support of its ADVANTAGE(TM) mechanical heart valve.

Neurological and Diabetes Business

Driven by accelerating sales of therapies for the treatment of movement disorders, urological disorders and diabetes, the Neurological and Diabetes business reported annual revenues of $1.025 billion and quarterly revenues of $320.0 million, an increase of 60 percent and 79 percent, respectively. Excluding Diabetes, annual revenues in the sector increased 16 percent to $744.4 million and quarterly revenues increased 19 percent to $211.9 million.

Core Neurological growth was driven by the full-scale U.S. launch of Activa® Parkinson’s Control Therapy and continued market growth for implantable infusion systems to treat spasticity. Neurologic Technologies growth was supported by the commercial launch of the Strata(TM) valve, a new medical device used in the treatment of hydrocephalus.

The quarter also saw the completion of the VidaMed acquisition and the firm establishment of Medtronic’s growing Gastroenterology and Urology franchise. Continued strong demand for InterStim® Therapy for incontinence contributed to the quarter’s performance. Yesterday, Medtronic introduced the Bravo(TM) pH monitoring system, a “catheter-free” diagnostic system that allows for the measurement of esophageal pH levels in patients experiencing or suspected of having gastroesophageal reflux disease (GERD).

Revenues for Diabetes were up about 24 percent, compared to the same period a year ago when MiniMed, Inc. was a stand-alone company. Quarterly results reflected the full U.S. launch of the Paradigm(TM) insulin infusion pump, which is the smallest full-featured pump available and offers many features that make it easier for people to use. Because pump therapy is more predictable than injections of longer-acting insulin, it helps diabetes patients to better control their glucose levels within a near-normal range, offering both short- and long-term health benefits.

Spinal and ENT

The Spinal and ENT business posted $1.021 billion in worldwide revenues for the year and $289.7 million for the quarter, an increase of 24 percent and 25 percent, respectively. Growth for the business has exceeded 20 percent each quarter since the company acquired Sofamor Danek (13 quarters).

Reflecting the continued move towards minimally invasive therapies for a range of spinal disorders, the Spinal business posted growth in excess of 25 percent in the quarter. This reflected the strength of the thoracolumbar segment, Medtronic’s largest spine product line, and the popularity of the TSRH-3D system and the CD HORIZON® SEXTANT(TM) Spinal System, which was introduced during the quarter. Looking forward, Medtronic expects to receive FDA approval for its InFUSE(TM) Bone Graft for spinal fusion within the next several months.

The ENT portion of the business continued its steady growth with revenues for the quarter up 15 percent, while revenues for the image-guided surgery business were up 11 percent.

Webcast Information

Medtronic will host a webcast today, May 22, 2002, at 4:30 p.m. (EDT) (3:30 p.m. CDT), to provide more information about its businesses for the public, analysts and the media. This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on May 29, 2002.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 27, 2001. Actual results may differ materially from anticipated results.

Contact:

Rachael Scherer, Investor Relations, 763-505-2694

Kevin Lee, Investor Relations, 763-505-2695

Jessica Stoltenberg, , Public Relations, 763-505-3333

Chris Campbell-Loth, Public Relations, 763-505-2633

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended April 26, 2002			Three months ended April 27, 2001
	Before Non- Recurring Charges	Non- Recurring Charges	Reported	Before Non-Recurring Charges	Non- Recurring Charges	Reported
Net sales	$1,791.5	—	$1,791.5	$1,517.9	$—	$1,517.9

Costs and expenses:
Cost of products sold	456.8	—	456.8	389.0	8.4	397.4
Research and development expense	169.5	—	169.5	149.6	—	149.6
Selling, general, and administrative expense	545.3	—	545.3	455.4	—	455.4
Special charges	—	189.2	189.2	—	307.5	307.5
Purchased in-process research and development	—	—	—	—	—	—
Other (income)/expense	3.4	—	3.4	15.7	—	15.7
Interest (income)/expense	4.9	—	4.9	(29.9)	—	(29.9)
Total costs and expenses	1,179.9	189.2	1,369.1	979.8	315.9	1,295.7

Earnings before income taxes	611.6	(189.2)	422.4	538.1	(315.9)	222.2

Provision for income taxes	189.6	(68.1)	121.5	174.5	(102.3)	72.2

Net earnings (loss)	$422.0	$(121.1)	$300.9	$363.6	$(213.6)	$150.0

Earnings per share
Basic	$0.35	$(0.10)	$0.25	$0.30	$(0.18)	$0.12
Diluted	$0.34	$(0.10)	$0.25	$0.30	$(0.17)	$0.12

Weighted average shares outstanding
Basic	1,214.4		1,214.4	1,208.9		1,208.9
Diluted	1,226.7		1,226.7	1,223.3		1,233.3

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Twelve months ended April 26, 2002			Twelve months ended April 27, 2001
	Before Non- Recurring Charges	Non- Recurring Charges	Reported	Before Non- Recurring Charges	Non- Recurring Charges	Reported
Net Sales	$6,410.8	$—	$6,410.8	$5,551.8	$—	$5,551.8

Costs and expenses:
Cost of products sold	1,652.7	—	1,652.7	1,402.2	8.4	1,410.6
Research and development expense	646.3	—	646.3	577.6	—	577.6
Selling, general, and administrative expense	1,962.8	—	1,962.8	1,685.2	—	1,685.2
Special charges	—	290.8	290.8	—	338.8	338.8
Purchased in-process research and development	—	293.0	293.0	—	—	—
Other (income)/expense	34.4	—	34.4	64.4	—	64.4
Interest (income)/expense	(25.4)	32.0	6.6	(74.2)	—	(74.2)
Total costs and expenses	4,270.8	615.8	4,886.6	3,655.2	347.2	4,002.4

Earnings before income taxes	2,140.0	(615.8)	1,524.2	1,896.6	(347.2)	1,549.4

Provision for income taxes	662.8	(122.6)	540.2	614.5	(111.1)	503.4

Net earnings (loss)	$1,477.2	$(493.2)	$984.0	$1,282.1	$(236.1)	$1,046.0

Earnings per share
Basic	$1.22	$(0.41)	$0.81	$1.07	$(0.20)	$0.87
Diluted	$1.21	$(0.40)	$0.80	$1.05	$(0.19)	$0.85

Weighted average shares outstanding
Basic	1,211.6		1,211.6	1,203.0		1,203.0
Diluted	1,224.4		1,224.4	1,226.0		1,226.0